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                                                                   EXHIBIT 23.1

                     CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-08559) of InVision Technologies, Inc. of our report dated February 20, 1997, appearing in the 1996 Annual Report to Stockholders which is incorporated in this Annual Report on Form 10-K. We also consent to the reference to us under the heading Selected Consolidated Financial Data contained in the 1996 Annual Report to Stockholders insofar as it relates to each of the three years in the period ended December 31, 1996. However, it should be noted that Price Waterhouse LLP has not prepared or certified such Selected Consolidated Financial Data.



/s/ Price Waterhouse LLP
----------------------------
PRICE WATERHOUSE LLP


San Jose, California
March 31, 1997